Exhibit 99.1

June 29, 2023

Dateline: Longview, Texas

Friedman Industries, Incorporated (NYSE – American; trading symbol: FRD)

FOR IMMEDIATE RELEASE

FRIEDMAN INDUSTRIES, INCORPORATED ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2023 RESULTS AND PROVIDES NEAR-TERM OUTLOOK

Friedman Industries, Incorporated (NYSE American: FRD) announced today its results of operations for the quarter and fiscal year ended March 31, 2023.

March 31, 2023 Quarter Highlights:

●	Net earnings of approximately $6.3 million

●	Sales of approximately $124.2 million

●	152% increase in sales volume over prior year quarter volume

●	17% increase in sales volume over the preceding third quarter volume

Fiscal Year March 31, 2023 Highlights:

●	Most profitable fiscal year in Company history with net earnings of approximately $21.3 million

●	Acquisition of steel processing facilities in East Chicago, Indiana and Granite City, Illinois

●	Completion of newly constructed steel processing facility in Sinton, Texas

●	Sales of approximately $547.5 million

●	134% increase in sales volume over prior fiscal year volume

“Strong fourth quarter results put an exclamation mark on a monumental fiscal year for Friedman,” said Michael J. Taylor, President and Chief Executive Officer. “In April 2022, we made our first acquisition in the Company’s history acquiring two steel processing facilities in East Chicago, Indiana and Granite City, Illinois. This was followed up by our newly constructed facility in Sinton, Texas, which commenced operations in October 2022. These strategic investments contributed to our most profitable year in Company history, and we believe they will have a profound impact on the future of Friedman. We expect strong performance for our first quarter of fiscal 2024, providing a good foundation as we aim to deliver record earnings for three years in a row,” Taylor concluded.

For the quarter ended March 31, 2023 (the “2023 quarter”), the Company recorded net earnings of approximately $6.3 million ($0.86 diluted earnings per share) on sales of approximately $124.2 million compared to a net loss of approximately $7.5 million ($1.11 diluted loss per share) on net sales of approximately $75.1 million for the quarter ended March 31, 2022 (the “2022 quarter”). The 2023 quarter saw a significant increase in sales driven by volume growth from approximately 52,500 tons for the 2022 quarter to approximately 132,000 tons for the 2023 quarter. Sales volume increased due primarily to a combination of the East Chicago, Indiana and Granite City, Illinois facilities the Company acquired from Plateplus, Inc. (“Plateplus”) in April 2022 and the newly constructed Sinton, Texas facility which commenced operations in October 2022. These facilities combined represented approximately 84,000 tons of the quarter’s sales volume. Hot-rolled coil (“HRC”) prices were on the rise entering the 2023 quarter and continued to rise throughout the quarter resulting in margin improvement as the 2023 quarter progressed.

For the year ended March 31, 2023 (“fiscal 2023”), the Company recorded net earnings of approximately $21.3 million ($2.91 diluted earnings per share) on sales of approximately $547.5 million. For the year ended March 31, 2022 (“fiscal 2022”), the Company recorded net earnings of approximately $14.1 million ($2.04 diluted earnings per share) on sales of approximately $285.2 million. Sales volume increased from approximately 200,000 tons for fiscal 2022 to approximately 467,000 tons for fiscal 2023. The facilities acquired from Plateplus and the newly constructed Sinton facility accounted for approximately 234,000 tons of the volume growth in fiscal 2023. As part of the Plateplus transaction we also acquired all of the inventory at their Loudon, TN and Houston, TX processing facilities but did not acquire the fixed assets at these locations. Plateplus provided toll processing to us for a period of time following the transaction and sales of material from these facilities under the processing arrangement account for approximately 31,000 tons of the fiscal 2023 volume growth. At the conclusion of these toll processing services, Plateplus closed their Loudon and Houston locations and Friedman has been successful in transferring most of the customer relationships handled at these locations to our Decatur and Sinton facilities which are in the same competitive geographical areas as the former Plateplus facilities. For fiscal 2023, the Company recorded a gain of approximately $9.3 million on economic hedges of risk with this amount consisting of realized gains on closed positions of approximately $9.8 million partially offset by a mark-to-market loss of $0.5 million associated with open positions. For fiscal 2023, sales were reduced by approximately $4.1 million related to hedging activities designated for hedge accounting. In total, hedging activities contributed approximately $5.2 million to earnings before income taxes for fiscal 2023.

The table below provides our unaudited statements of operations for the quarters and fiscal years ended March 31, 2023 and 2022:

SUMMARY OF OPERATIONS (unaudited)
(In thousands, except for per share data)

	Three Months Ended March 31,		Year Ended March 31,
	2023	2022	2023	2022

Net Sales	$124,186	$75,091	$547,542	$285,235

Cost of products sold	(110,582)	(77,525)	(504,457)	(244,247)
Selling, general and administrative expenses	(6,350)	(1,833)	(22,011)	(12,467)

Earnings (loss) from operations	7,254	(4,267)	21,074	28,521

Gain (loss) on economic hedges of risk	1,980	(5,138)	9,306	(11,636)
Interest expense	(720)	(101)	(2,218)	(255)
Other income	3	5	27	1,702

Earnings (loss) before income taxes	8,517	(9,501)	28,189	18,332

Income tax (expense) or benefit	(2,206)	2,040	(6,845)	(4,264)

Net earnings (loss)	$6,311	$(7,461)	$21,344	$14,068

Net earnings (loss) per share:
Basic	$0.86	$(1.11)	$2.91	$2.04
Diluted	$0.86	$(1.11)	$2.91	$2.04

The table below provides summarized unaudited balance sheets as of March 31, 2023 and 2022:

SUMMARIZED BALANCE SHEETS (unaudited)
(In thousands, except for per share data)

	March 31, 2023	March 31, 2022
ASSETS:
Current Assets	143,656	125,362
Noncurrent Assets	55,655	33,913
Total Assets	199,311	159,275

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities	45,088	60,811
Noncurrent Liabilities	38,792	18,777
Total Liabilities	83,880	79,588

Total Stockholders' Equity	115,431	79,687

Total Liabilities and Stockholders' Equity	199,311	159,275

COIL SEGMENT OPERATIONS

Coil segment sales for the 2023 quarter totaled approximately $112.8 million compared to approximately $57.6 million for the 2022 quarter. The increase in sales was driven primarily by an increase in sales volume partially offset by a decline in the average selling price of inventory. Inventory tons sold increased from approximately 41,000 tons in the 2022 quarter to approximately 124,000 tons in the 2023 quarter. The significant increase in sales volume was primarily attributable to the additional facilities acquired from Plateplus, Inc. on April 30, 2022 and the new Sinton, Texas facility becoming operational in October 2022 which combined account for approximately 84,000 tons of the 124,000 tons sold in the 2023 quarter. The average per ton selling price of coil segment inventory decreased from approximately $1,581 per ton in the 2022 quarter to approximately $915 per ton in the 2023 quarter. Coil segment operations recorded an operating profit of approximately $7.7 million for the 2023 quarter compared to an operating loss of approximately $1.7 million for the 2022 quarter.

TUBULAR SEGMENT OPERATIONS

Tubular segment sales for the 2023 quarter totaled approximately $11.4 million compared to approximately $17.5 million for the 2022 quarter. Sales decreased due to a decline in the average selling price per ton and a decrease in tons sold. The average per ton selling price of tubular segment inventory decreased from approximately $1,704 per ton in the 2022 quarter to approximately $1,404 per ton in the 2023 quarter. Tons sold decreased from approximately 11,000 tons in the 2022 quarter to approximately 8,000 tons in the 2023 quarter. The decline in sales volume was primarily related to a decline in mill reject pipe sales partially offset by an increase in manufactured pipe sales. U.S. Steel's Lone Star Tubular Operations was the Company's sole source of supply for mill reject pipe. With U.S. Steel's idling of their Lone Star Operations, the Company's receipts of mill reject pipe ceased in August 2020 and the inventory balance started to decline steadily each quarter. The Company sold out of mill reject pipe during the quarter ended June 30, 2022. Mill reject pipe sales were approximately 2,000 tons for the 2022 quarter. All of the 2023 quarter's sales volume of approximately 8,000 tons was from manufactured pipe sales compared to approximately 9,000 tons for the 2022 period. The Company will continue to focus on the expansion of its manufactured pipe operations to counteract the impact of mill reject pipe sales ending. The tubular segment recorded an operating profit of approximately $2.5 million for the 2023 quarter compared to an operating loss of approximately $1.5 million for the 2022 quarter.

OUTLOOK

The Company expects sales volume for its first quarter of fiscal 2024 to be approximately the same as sales volume for the fourth quarter of fiscal 2023. The Company expects margin improvement for the first quarter compared to the fourth quarter due to the rising hot-rolled coil prices entering the first quarter. Overall, the Company expects the first quarter to be one of the more profitable quarters in Company history.

FORM 10-K UPDATE

As a non-accelerated filer, the Company’s Form 10-K for the fiscal year ending March 31, 2023 was due June 29, 2023. Today, the Company filed a Form NT 10-K with the SEC providing notice of the Company being unable to file its Form 10-K on the prescribed due date. The Form NT provides relief for the filing to occur on or before the fifteenth calendar day following the prescribed due date. Such relief date is July 14, 2023 and the Company expects to have filed its Form 10-K on or before this date. The Company is unable to file timely due primarily to the unique circumstances associated with the acquisition during the year. For fiscal 2023, the Company operated its business in two different ERP systems after the acquisition and until February 2023 when all coil segment operations were merged into a single ERP system. With business information being split between two systems, producing much of the audit related support was more cumbersome and complex than usual. The Company recognizes that making regulatory filings timely is essential. The consolidation of our business into a single ERP system will make accounting processes much more efficient going forward and the Company expects future filings to be made timely. The Company and its independent auditors will continue to work diligently to allow the Form 10-K to be filed as soon as possible.

ABOUT FRIEDMAN INDUSTRIES

Friedman Industries, Incorporated (“Company”), headquartered in Longview, Texas, is a manufacturer and processor of steel products with operating plants in Hickman, Arkansas; Decatur, Alabama; East Chicago, Indiana; Granite City, Illinois; Sinton, Texas and Lone Star, Texas. The Company has two reportable segments: coil products and tubular products. The coil product segment consists of the operations in Hickman, Decatur, East Chicago, Granite City and Sinton where the Company processes hot-rolled steel coils. The Hickman, East Chicago and Granite City facilities operate temper mills and corrective leveling cut-to length lines. The Sinton and Decatur facilities operate stretcher leveler cut-to-length lines. The Sinton facility is a newly constructed facility with operations commencing in October 2022. The East Chicago and Granite City facilities were acquired from Plateplus, Inc. on April 30, 2022. The tubular product segment consists of the operations in Lone Star where the Company manufactures electric resistance welded pipe and distributes pipe through its Texas Tubular Products division.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and such statements involve risk and uncertainty. Forward-looking statements include those preceded by, followed by or including the words “will,” “expect,” “intended,” “anticipated,” “believe,” “project,” “forecast,” “propose,” “plan,” “estimate,” “enable,” and similar expressions, including, for example, statements about our business strategy, our industry, our future profitability, growth in the industry sectors we serve, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions, future production capacity, product quality and estimates and projections of future activity and trends in the oil and natural gas industry.  These forward-looking statements may include, but are not limited to, expected financial results for the quarter ended June 30, 2023, everything under the header “Outlook” above, including sales volumes, margins, hedging results, and potential price increases, expectations as to financial results during the Company’s upcoming fiscal quarters, future changes in the Company’s financial condition or results of operations, future production capacity, product quality and proposed expansion plans. Forward-looking statements may be made by management orally or in writing including, but not limited to, this news release.

Forward-looking statements are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Although forward-looking statements reflect our current beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, changes in the demand for and prices of the Company’s products, the continuing impact of the COVID-19 pandemic, changes in government policy regarding steel, changes in the demand for steel and steel products in general and the Company’s success in executing its internal operating plans, changes in and availability of raw materials, our ability to satisfy our take or pay obligations under certain supply agreements, unplanned shutdowns of our production facilities due to equipment failures or other issues, increased competition from alternative materials and risks concerning innovation, new technologies, products and increasing customer requirements. Accordingly, undue reliance should not be placed on our forward-looking statements. Such risks and uncertainty are also addressed in our Management’s Discussion and Analysis of Financial Condition and Results of Operations and other sections of the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the Company’s Annual Report on Form 10-K and its other Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent law requires.

For further information regarding this release, please contact Alex LaRue, Chief Financial Officer – Secretary and Treasurer, at (903)758-3431.